Exhibit 5.1

November 3, 2021

American Virtual Cloud Technologies, Inc.

1720 Peachtree Street, Suite 629

Atlanta, GA 30309

Re:	American Virtual Cloud Technologies, Inc.

Common Stock and Series B Warrants registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to American Virtual Cloud Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Securities Purchase Agreement, dated November 2, 2021 (the “Purchase Agreement”), by and between the Company and the purchaser signatory thereto (together with its permitted assignees, the “Purchasers”), relating to the sale by the Company to the Purchasers of, among other things, (i) 2,500,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, and (ii) series B warrants to purchase 2,500,000 shares of Common Stock (the “Series B Warrants”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S- K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)	the Company’s certificate of incorporation as filed with the Secretary of State of the State of Delaware (the “Secretary of State”), as amended;

(ii)	the Company’s amended and restated by-laws;

(iii)	the Purchase Agreement;

(iv)	the form of Series B Warrants;

(v)	the Registration Statement on Form S-3 (Registration No. 333-258136) as initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 23, 2021, as amended (as such registration statement became effective on August 27, 2021, the “Registration Statement”) pursuant to the Securities Act;

(vi)	the prospectus supplement filed with the Commission on November 3, 2021 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated August 27, 2021;

(vii)	certain resolutions adopted by the board of directors of the Company (the “Board”); and

(viii)	such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below.

For purposes of this opinion, we have not reviewed any documents other than the Documents. We have assumed that there exists no provision in any document relating to the matters covered by this opinion that we have not reviewed that is inconsistent with the Documents or the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects. In rendering the opinions set forth below, we have assumed without investigation (i) the genuineness of all signatures on the Documents; (ii) the legal capacity under all applicable laws and regulations of all natural persons signing each of the Documents as or on behalf of the parties thereto; (iii) the authenticity of all Documents submitted to us as originals; (iv) the conformity to authentic original documents of all Documents submitted to us as copies; and (v) that the Documents, in the forms submitted to us for our review, have not been and will not be, altered or amended in any respect material to our opinion as set forth herein.

Based upon and subject to the foregoing, we are of the opinion that (i) when the Shares have been delivered to and paid for by the Purchasers as contemplated by the Purchase Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable, (ii) the Series B Warrants as described in the Prospectus Supplement have been duly authorized, and, provided that the Series B Warrants have been duly executed by the Company and duly delivered to the Purchasers thereof as described in the Prospectus Supplement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) the shares of Common Stock issuable upon exercise of the Series B Warrants have been duly authorized and when issued and delivered by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP